EXHIBIT 99.2

CONTACT:

For Morton Industrial Group, Inc.:	For Brazos Private Equity Partners, LLC:	For Investors:
Van Negris, Van Negris & Company, Inc.	Roy Winnick, Kekst and Company.	MacKenzie Partners, Inc.
(212) 759-0290	(212) 521-4842	Robert Marese and Alexander Flesher
(212) 929-5500
FOR IMMEDIATE RELEASE
Morton Industrial Group, Inc. Announces Recapitalization
Led by Brazos Private Equity Partners, LLC

Shareholders to Receive $10 per share
MORTON, IL March 23, 2006 — Morton Industrial Group, Inc. (OTC BB: MGRP.OB) (“Morton” or the “Company”), which operates Morton Metalcraft Co., a leading metal fabrication supplier for large, industrial original equipment manufacturers (OEMs), today announced its intention to recapitalize in a transaction led by Brazos Private Equity Partners, LLC (“Brazos”).
The recapitalization will be effected pursuant to a definitive merger agreement. Under the terms of the agreement, Morton shareholders will receive $10.00 in cash for each outstanding share of Morton common stock. This price represents a 64% premium over the closing price of Morton common stock on March 22, 2006 ($6.10), the last trading day before this announcement, and a 48% premium over the six-month average closing price of $6.75. The terms of the agreement value the total equity of Morton at approximately $60 million and imply an enterprise value of approximately $100 million.
All members of the Morton management team are expected to remain with the Company after completion of the transaction. Members of the Morton senior team who have committed to participate in the transaction as equity holders in the recapitalized and privately held Company include William D. Morton, Chairman, President and CEO; Brian Doolittle, Senior Vice President of Sales and Engineering; Brian Geiger, Senior Vice President of Operations; and Daryl Lindemann, Senior Vice President of Finance. The Company’s corporate headquarters will remain in Morton, Illinois, following the transaction.
Completion of the transaction, which is expected to occur in the second quarter of 2006, is subject to customary closing conditions, including the receipt of financing, regulatory approvals and approval by the holders of a majority of the outstanding shares of Morton common stock not held by shareholders who will continue as equity owners in the Company.
The Board of Directors of Morton, acting on the recommendation of its Special Committee, unanimously approved the definitive merger agreement and recommend to the shareholders of Morton that they vote in favor of the transaction. Edgeview Partners, LLC, acted as financial advisor to the Company with regard to the transaction. Houlihan Lokey Howard & Zukin served as independent financial advisor to the Special Committee and the Board of Directors of Morton.
William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., said: “We are pleased to have reached an agreement with Brazos Private Equity Partners that will enable us to more appropriately capitalize our business model for years to come and at the same time allow our shareholders to receive a significant premium for their shares.”
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Morton Industrial Group, Inc.
March 23, 2006 — Page Two
Patrick K. McGee, a founding partner of Brazos, said: “Brazos is pleased to be investing in this metal fabrication business exceptionally well integrated in legacy Construction, Agriculture and Commercial original equipment manufacturers including Caterpillar Inc. and Deere & Co. Bill Morton, his management team and the Company’s employees have done an outstanding job over the years in helping these customers remain globally competitive from their U.S.-based manufacturing facilities. We believe that by doing so, they have helped secure Morton Metalcraft’s market-leading position. We hope our involvement can help Morton continue its progress in serving their customers for years to come.”
About Brazos Private Equity Partners, LLC
Brazos Private Equity Partners, LLC, specializes in leveraged acquisitions and recapitalizations of established middle-market companies with strong and proven management teams, predictable and growing cash flows, and significant growth potential. Based in Dallas, Brazos partners with management teams to invest in manufacturing, consumer products and services, healthcare, media, distribution and financial services businesses. Since inception, Brazos has completed twenty-six transactions, including eleven platform acquisitions. For additional information about Brazos Private Equity Partners, LLC, please visit the firm’s website at www.brazosinv.com.
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP.OB) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Caterpillar Inc., Deere & Co., Kubota Corporation and JLG Industries Inc. For additional information about Morton, please visit the firm’s website at www.mortongroup.com.
Notice to Investors
In connection with the proposed merger, Morton Industrial Group, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Morton Industrial Group, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement (when available) and such other documents may also be obtained for free from Morton Industrial Group, Inc.’s Web site at www.mortongroup.com under the Investor Relations tab or by directing such request to Morton Industrial Group Inc., Attention: Investor Relations, 1021 W. Birchwood, Morton, Illinois 61550.
Morton Industrial Group, Inc. directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Morton Industrial Group, Inc.’s participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.
This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.
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